CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$7,328,260	$999.57

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

December 2012 Pricing Supplement No. 74 Registration Statement No. 333-169119 Dated December 28, 2012 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
 Opportunities in U.S. Equities

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the PLUS do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the PLUS, depending on the closing level of the S&P 500® Index on the valuation date. If the closing level of the S&P 500® Index is greater on the valuation date than on the pricing date, investors in the PLUS will participate on a 300% leveraged basis in that appreciation, subject to a maximum payment at maturity of the PLUS of 114.50%. If, however, the closing value of the S&P 500® Index is lower on the valuation date than on the pricing date, investors in the PLUS will lose 1% of their stated principal amount for every 1% of that decline. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

FINAL TERMS
Issuer:	Barclays Bank PLC
Maturity date:	February 3, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$7,328,260
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	January 29, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.45 (114.50% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	December 28, 2012
Original issue date:	January 3, 2013
CUSIP/ISIN:	06742A339/US06742A3398
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$7,328,260	$146,565.20	$7,181,694.80

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per PLUS. Please see “Syndicate Information” on page 14 for further details.

(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”
Investing in the PLUS involves risks not associated with an investment in conventional debt securities. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below.

Prospectus dated August 31, 2010	Prospectus Supplement dated May 27, 2011	Index Supplement dated May 31, 2011

See “Additional Terms of the PLUS” on page 2 of this pricing supplement. The PLUS will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this pricing supplement. See “Risk Factors” on page 6 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the PLUS.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

December 2012	Page 2

PLUS Based on the Value of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	300%

Maximum payment at maturity:	$11.45 (114.50% of the stated principal amount) per PLUS (based on the midpoint of the range)

PLUS Payoff Diagram

How it works

▪

If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 104.83% of the initial index value.

	▪	If the underlying index appreciates 2.50% at maturity, the investor would receive a 7.50% return, or $10.75 at maturity.

	▪	If the underlying index appreciates 50% at maturity, the investor would receive only the maximum payment of $11.45 or 114.50% of the stated principal amount.

▪

If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

	▪	If the underlying index depreciates 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

December 2012	Page 3

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

What is the Total Return on the PLUS at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial index value of 1,402.43, the maximum payment at maturity of $11.45 (114.50% of the stated principal amount) and the leverage factor of 300%. For the purposes of the examples below, the “Index Return” shall equal ((final index value - initial index value)/initial index value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Index Value	Index Return	Index Percent Increase	Index Performance Factor	Payment at Maturity	Total Return on PLUS
2,103.65	50.00%	50.00%	N/A	$11.45	14.50%
1,963.40	40.00%	40.00%	N/A	$11.45	14.50%
1,823.16	25.00%	25.00%	N/A	$11.45	14.50%
1,682.92	20.00%	20.00%	N/A	$11.45	14.50%
1,542.67	10.00%	10.00%	N/A	$11.45	14.50%
1,470.21	4.83%	4.83%	N/A	$11.45	14.50%
1,437.49	2.50%	2.50%	N/A	$10.75	7.50%
1,402.43	0.00%	0.00%	N/A	$10.000	0.00%
1,262.19	-10.00%	N/A	90%	$9.000	-10.00%
1,192.07	-15.00%	N/A	85%	$8.500	-15.00%
1,121.94	-20.00%	N/A	80%	$8.000	-20.00%
981.70	-30.00%	N/A	70%	$7.000	-30.00%
841.46	-40.00%	N/A	60%	$6.000	-40.00%
701.22	-50.00%	N/A	50%	$5.000	-50.00%
560.97	-60.00%	N/A	40%	$4.000	-60.00%
420.73	-70.00%	N/A	30%	$3.000	-70.00%
280.49	-80.00%	N/A	20%	$2.000	-80.00%
140.24	-90.00%	N/A	10%	$1.000	-90.00%
0.00	-100.00%	N/A	0%	$0.000	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlying index increases from an initial index value of 1,402.43 to a final index value of 1,437.49.
Because the final index value of 1,437.49 is greater than the initial index value of 1,402.43 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment
$10 + leverage factor x index percent increase
$10 + [$10 x 300% x 2.50%] = $10.75

The total return on investment of the PLUS is 7.50%.

Example 2: The level of the underlying index increases from an initial index value of 1,402.43 to a final index value of 1,542.67.
Because the final index value of 1,542.67 is greater than the initial index value of 1,402.43 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.45 per $10.00 stated principal amount.

The total return on investment of the PLUS is 14.50%.

Example 3: The level of the underlying index decreases from an initial index value of 1,402.43 to a final index value of 841.46.

December 2012	Page 4

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

Because the final index value of 841.46 is less than the initial index value of 1,402.43, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor
$10 x 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The level of the underlying index does not increase or decrease and the final index value is 1,402.43.

Because the final index value of 1,402.43 is equal to the initial index value of 1,402.43, the investor will receive a payment at maturity of $0.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor
$10 x 100% = $10.00

The total return on investment of the PLUS is 0.00%.

December 2012	Page 5

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the PLUS. Investing in the PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪

PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. You may lose up to 100% of the principal amount of your notes if the underlying index declines from the initial index value to the final index value.

▪

Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.45 (114.50% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 114.50% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than 4.83% will not further increase the return on the PLUS.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪

Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪

Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

The payment at maturity of the PLUS is not based on the level of the Index at any time other than at closing on the final valuation date—The final index value of the underlying index will be based solely on the closing level on the valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the underlying index drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for the PLUS may be significantly less than it would otherwise have been had such payment been linked to the level of the underlying index prior to such drop. Although the level of the underlying index on the maturity date or at other times during the life of the PLUS may be higher than the final index value of the underlying index on the valuation date, you will not benefit from any increases in the level of the underlying index other than the increase, if any, in the level of the underlying index from the initial index value to the final index value on the valuation date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the

December 2012	Page 6

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪

The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the PLUS could be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.

Other Risk Factors

▪

The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

December 2012	Page 7

PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

S&P 500® Index Overview
The S&P 500® Index (the “S&P 500 Index”, the “Index” or the “Underlying Index”) is published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX”.
The information on the S&P 500® Index provided in this pricing supplement should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.
Information on the S&P 500® Index as of market close on December 28, 2012:

Bloomberg Ticker Symbol:	SPX
Closing Level of the Underlying Index on
December 28, 2012:	1,402.43
52 Weeks Ago:	1,249.64
52 Week High:	1,465.77
52 Week Low:	1,249.64

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from January 2, 2004 through December 28, 2012. The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2007 through December 28, 2012. The closing level of the Index on December 28, 2012 was 1,402.43.
We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

Underlying Index Historical Performance— January 2, 2004 to December 28, 2012
Past performance is not indicative of future results

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PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,328.26
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter (through December 28, 2012)	1,461.40	1,353.33	1,402.43

Past performance is not indicative of future results

Disclaimer

Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the PLUS. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the PLUS into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the PLUS or the timing of the issuance or sale of the PLUS or in the determination or calculation of the equation by which the PLUS are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the PLUS. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the PLUS.

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PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

Additional Information About the PLUS

Additional provisions:
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing

Closing level:

For any index business day, the closing level of the underlying index as published by Bloomberg under ticker symbol “SPX” at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.

Minimum ticketing size:	100 PLUS
Tax considerations:

The material tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your PLUS in the initial issuance of the PLUS).

The United States federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled executory contract with respect to the Index. If the PLUS are so treated, the PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described above. This opinion assumes that the description of the terms of the PLUS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your PLUS), but only if they are not held in accounts maintained by financial institutions: (i)

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PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the PLUS.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which could ultimately require us to treat all or a portion of any payment in respect of your PLUS as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the PLUS when these regulations are finalized.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:	The valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities; and

• For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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PLUS Based on the Level of the S&P 500® Index due February 3, 2014
Performance Leveraged Upside Securities

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.0000	$0.2000	less than $1MM
$9.9625	$0.1625	greater than or equal to $1MM and less than $3MM
$9.9438	$0.1438	greater than or equal to $3MM and less than $5MM
$9.9250	$0.1250	greater than or equal to $5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement is a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution
 MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.
We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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